TIAA-CREF Life Funds

INSERT A

On March 23, 2010, the TIAA-CREF Life Funds (the ?Funds?)
held a special meeting of shareholders where the Funds?
shareholders considered and approved a new investment advisory agreement with Teachers Advisors, Inc., in accordance with the terms of the Proxy Statement on
Schedule 14A, incorporated herein by reference, filed on January 19, 2010 by the Funds, File No. 811-08961.